Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Keil Decker (212) 299-2209
Media Contact:	Anu Ahluwalia (212) 299-2439

NYMEX HOLDINGS REPORTS RECORD SECOND QUARTER OPERATING REVENUES

•	Second Quarter Operating Revenues Increased 29% to Record $210.8 Million
•	GAAP Net Income Increased 126% to $94.3 Million; Excluding Merger-Related Expenses and One-time Net Gain, Net Income was $78.6 Million
•	Reports GAAP EPS of $0.99; Excluding Merger-Related Expenses and One-time Net Gain, EPS was $0.83
•	2Q GAAP Pre-tax Margin of 91%; Excluding Merger-Related Expenses and One-time Net Gain, Pre-tax Margin was 75%
•	Declares Regular Quarterly Dividend of $0.10

New York, N.Y., July 31, 2008 — NYMEX Holdings, Inc. (NYSE: NMX), parent company of the New York Mercantile Exchange, Inc. (NYMEX), today reported that total operating revenues for the second quarter ended June 30, 2008 rose 29% to a record $210.8 million compared to $163.6 million for the second quarter 2007. Net income for the second quarter 2008 increased 126% to $94.3 million compared to $41.7 million for the second quarter 2007. Diluted earnings per share for the second quarter 2008 were $0.99, based on 94.9 million shares outstanding, compared to $0.44, based on 94.8 million shares outstanding, for the second quarter 2007.

The second quarter 2008 results include $1.7 million of merger-related expenses, of which approximately $1.0 million are considered non-deductible for income tax purposes and consist primarily of professional fees, incurred in connection with NYMEX’s proposed merger with CME Group Inc. (CME). Included in the second quarter of 2008 is a one-time net gain on long term investments (“one time net gain”) of $30.6 million, consisting of approximately $33.8 million investment gain on Montreal Exchange, and impairment loss of $3.2 million on its investment in Optionable Inc. In May 2008, Toronto Stock Exchange completed its merger with Montreal Exchange in which the Company received cash and shares of Toronto Stock Exchange. Also in the current quarter, the Company evaluated its investment in Optionable Inc. and determined that the remaining value has been impaired and thus recorded a pretax charge to earnings. Excluding these merger-related expenses as well as the one-time net gain, net income for the quarter ending June 30, 2008 was $78.6 million or $0.83 per diluted share compared to $56.4 million or $0.60 per diluted share for the second quarter of 2007, on a non-GAAP basis.

The Board of Directors approved a regular quarterly dividend of 10 cents per share to shareholders of record as of August 15, 2008, payable on September 15, 2008.

For the six months ended June 30, 2008, NYMEX reported record total operating revenues of $419.7 million, a 28% increase from $327.8 million for the first half of 2007. Net income rose 69% to $165.5 million, versus $98.0 million in the first half of 2007. Diluted earnings per share for the 2008 first half was $1.74 versus $1.03 per diluted share in the 2007 period, based on 95.0 million and 94.8 million shares outstanding, respectively. Excluding merger related expenses of $9.6 million, and the one-time net gain, net income increased 40% to $157.2 million compared to $112.6 million in the comparable period of 2007, and diluted earnings per share was $1.66 compared to $1.19, for the six months ended June 30, 2008 and 2007, respectively.

NYMEX Chairman Richard Schaeffer said, “We continue to see strong demand from market participants for credit risk mitigation, price discovery and risk management, which contributes to our strong volumes and continued growth. Our strong second quarter performance is the result of volume growth, strength in average rate per contract fees, and the discipline we are applying to managing our expenses. We are constantly working to improve our competitive position, through new product launches, The Green Exchange venture, and our initiative with LCH.Clearnet where we will offer the marketplace enhanced capital efficiencies, distribution and industry leading trading and clearing platforms.”

Mr. Schaeffer continued, “The proposed combination between NYMEX and CME will allow us to take our business and growth to a much higher level, and create value for our customers, members and shareholders.”

NYMEX President and Chief Executive Officer James E. Newsome stated, “The second quarter continued to show growth in trading and clearing volumes, as evidenced in our strong average daily volume as well as records in natural gas, crude oil and total electronic volume. We continue to make significant progress to our launch of our new and distinct slate of OTC and futures products for clearing through LCH.Clearnet. We are also excited by the addition of new founding members in The Green Exchange venture. Finally, our Dubai Mercantile Exchange joint venture continues to innovate and offer new products to better serve market participants in managing their risk. We are pleased with our consistent strong performance and look forward to expanding our leadership in providing risk management solutions to the marketplace.”

Second Quarter Results

Clearing and transaction fees rose 31% for the second quarter 2008 to $180.4 million compared to $137.4 million for the year ago period. Market data fees increased 15% for the second quarter 2008, to $26.9 million versus $23.4 million for the second quarter 2007.

Average daily volume was 1.812 million contracts during the second quarter 2008, a 30% increase compared to 1.396 million for the second quarter of 2007. NYMEX electronic trading volume on CME Globex averaged 865,149 contracts per day and represented a 42% increase over second quarter 2007 electronic trading volume. NYMEX floor-traded energy futures and options averaged 221,868 contracts a day for the second quarter of 2008, versus 256,635 contracts per day for the same period of 2007. COMEX electronic trading volume on CME Globex averaged 172,450 contracts per day, an increase of 70% over second quarter 2007 electronic trading volume. COMEX metals open outcry average daily volume was 38,755 contracts for the second quarter of 2008, versus 41,559 contracts for the same period of 2007. Average daily volume on NYMEX ClearPort was 417,601 contracts in the second quarter of 2008, as compared to 308,627 contracts in the same period of 2007. The remaining average daily volume of 96,059 per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses for the second quarter of 2008 were $71.5 million. Excluding direct transaction costs of $26.9 million, and merger-related expenses of $1.7 million, total operating expenses were $42.9 million for the second quarter of 2008, compared to $41.8 million for the same period in 2007. Operating expenses for the second quarter of 2008 included $1.8 million of expense from the initiative with LCH.Clearnet, and $0.8 million from The Green Exchange venture.

Income before provision for income taxes was $170.2 million for the second quarter 2008, compared to $74.0 million for the second quarter 2007. Pre-tax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs), was 91% in the second quarter 2008, compared to 51% in second quarter 2007. Excluding merger-related expenses and the one-time net gain, pre-tax margin was 75% for the second quarter of 2008, as compared to 68% for the second quarter of 2007.

Six Month Results

Clearing and transaction fees rose 30% for the six months ended June 30, 2008 to $359.5 million, compared to $275.6 million for the year ago period. Market data fees were $53.1 million for the six month period, versus $46.5 million for the six months of 2007, an increase of 14%.

Average daily volume for the first six months of 2008 was 1.841 million contracts, a 27% increase over the first six months of 2007, compared with 1.454 million for the year ago period. NYMEX electronic volume on CME Globex was an average of 840,338 contracts per day and represented a 39% increase over the six month period of 2007 electronic volume. NYMEX floor-traded energy futures and options averaged 229,200 contracts a day for the first six months of 2008. COMEX electronic volume on CME Globex averaged 188,285 contracts per day, an increase of 96% over the first six months of 2007 electronic volume. COMEX metals open outcry average daily volume was 43,183 contracts a day for the first half of 2008. Average daily volume on NYMEX ClearPort increased 29% in the first half of 2008 to 439,533 contracts, compared to 340,470 contracts in the comparable period of 2007. The remaining average daily volume of 100,226 trades per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses for the first half of 2008 were $147.5 million. Excluding direct transaction costs of $55.0 million, and merger-related expenses of $9.6 million, total operating expenses were $82.9 million for the first six months of 2008. This represents a 4% decrease from $86.2 million for the same period in 2007, driven primarily by the Company’s cost cutting initiatives.

Income before provision for income taxes was $304.6 million for the first six months of 2008, compared to $173.7 million for the same period of 2007. Pretax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs), was 81% in the first half of 2008 compared to 59% for the same period of 2007. Excluding the merger-related expenses and one-time net gain, pretax margin was 76% as compared to 68% for the first half of 2007.

Investor Conference Call / Webcast Details

NYMEX will hold a conference call to discuss 2008 second quarter results today, July 31, 2008 at 8:00 AM Eastern Time. Those wishing to participate in the conference call can dial (800) 798-2864 (U.S. and Canada) or (617) 614-6206 (International), using the confirmation code 63226328. A live audio webcast of the call will also be available on the Investor Relations section of the NYMEX website at http://investor.nymex.com. An archived version of the conference call will also be available within approximately 90 minutes of the conclusion of the call.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world’s largest physical commodities exchange, offering futures and options trading in energy and metals contracts and clearing services for more than 400 off-exchange contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, emissions, and soft commodities contracts for trading and clearing virtually 24 hours each day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

(Tables Follow)

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Revenues
Clearing and transaction fees	$180,400	$137,390	$359,451	$275,567
Market data fees	26,913	23,363	53,126	46,500
Other, net	3,495	2,844	7,106	5,756

Total operating revenues	210,808	163,597	419,683	327,823

Operating Expenses
Direct transaction costs	26,886	24,318	54,969	48,420
Salaries and employee benefits	19,887	20,482	39,863	41,520
Occupancy and equipment	5,893	5,604	11,653	11,547
Depreciation and amortization, net of deferred credit amortization	3,571	3,614	7,029	7,145
General and administrative	4,583	4,945	9,204	9,642
Professional services	5,079	3,922	8,205	8,108
Telecommunications	1,428	1,417	2,678	2,840
Marketing	2,013	1,626	3,363	3,559
(1) Other expenses	2,124	182	10,487	1,843

Total operating expenses	71,464	66,110	147,451	134,624

Operating income	139,344	97,487	272,232	193,199

Non-Operating Income and Expenses
Investment income	3,222	6,133	6,836	12,840
Interest income from securities lending	4,829	31,087	12,597	60,493
Interest expense/fees from securities lending	(4,233)	(30,136)	(10,281)	(59,025)
Interest expense	(1,587)	(1,612)	(3,173)	(3,224)
(2) Gain (loss) from unconsolidated investments	28,616	(28,944)	26,406	(30,587)

Total non-operating income and expenses	30,847	(23,472)	32,385	(19,503)

Income before provision for income taxes	170,191	74,015	304,617	173,696
Provision for income taxes	75,879	32,270	139,120	75,731

Net income	$94,312	$41,745	$165,497	$97,965

Earnings per Share
Basic	$0.99	$0.44	$1.75	$1.04

Diluted	$0.99	$0.44	$1.74	$1.03

Weighted Average Number of Common Shares Outstanding
Basic	94,791,000	94,450,000	94,786,000	94,450,000

Diluted	94,947,000	94,798,000	94,981,000	94,784,000

(1)	Included in other expenses during the three and six months ended June 30, 2008 are $1.7 million and $9.6 million, respectively, of merger-related expenses incurred in connection with the proposed merger with CME Group Inc.

(2)	Included in gain (losses) from unconsolidated investments during the three and six months ended June 30, 2008 is a gain of $33.8 million related to the merger of Montréal Exchange and Toronto Stock Exchange, and the remaining loss of $3.2 of its investment in Optionable, Inc., compared to the prior year periods which included an impairment loss in Optionable Inc. of $26.0 million.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$2,411	$3,296
Collateral from securities lending program	560,653	842,444
Marketable securities, at market value	633,202	461,142
Clearing and transaction fees receivable, net of allowance for member credits	63,119	38,443
Prepaid expenses	8,962	8,786
Margin deposits and guaranty funds	70,516	170,192
Other current assets	32,290	34,097

Total current assets	1,371,153	1,558,400

Property and equipment, net	173,707	176,471
Goodwill and indefinite-lived intangible asset	307,125	307,125
Long-term investments	117,414	178,036
Other assets	7,115	7,121

Total assets	$1,976,514	$2,227,153

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$18,188	$15,723
Accrued salaries and related liabilities	13,155	17,107
Payable under securities lending program	571,009	847,581
Margin deposits and guaranty funds	70,516	170,192
Income tax payable	7,217	2,704
Other current liabilities	38,337	31,122

Total current liabilities	718,422	1,084,429

Grant for building construction deferred credit	102,949	104,021
Long-term debt	77,464	77,464
Retirement obligation	11,884	12,038
Other liabilities	21,636	23,646

Total liabilities	932,355	1,301,598

Total stockholders’ equity	1,044,159	925,555

Total liabilities and stockholders’ equity	$1,976,514	$2,227,153

Non-GAAP Reconciliation

The Company evaluates its financial performance using various measures. One measure is to exclude one-time gains and losses from its results to arrive at a pro forma earnings per share amount. Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, however, the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results of the Company’s business. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

During the three and six months ended June 30, 2008, the Company recorded $1.7 million and $9.6 million, respectively, of merger-related expenses, of which approximately $7.7 million are considered non-deductible for income tax purposes. These costs were incurred in connection with the Company's proposed merger with CME Group Inc. and are recorded in other expenses under the caption “Operating Expenses” on its consolidated statements of income. In addition, during the three and six months ended June 30, 2008, the Company realized a net gain on its long-term investments of $30.6 million compared to the prior year periods which included an impairment loss of $26.0 million. These gains and losses are recorded under the caption “Gain (loss) from Unconsolidated Investments” on its consolidated statements of income. The following is a reconciliation of U.S. GAAP results to pro forma results for the periods presented:

	(in thousands, except share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$94,312	$41,745	$165,497	$97,965
Add: Merger-related expenses	1,666	—	9,591	—
Less: Gain on long-term investment	(33,869)	—	(33,869)	—
Add: Impairment loss on long-term investment	3,228	25,962	3,228	25,962
Add: Income tax expense/(benefit) of merger-related expenses, gain and loss of long-term investments	13,278	(11,319)	12,758	(11,319)

Pro forma net income	$78,615	$56,388	$157,205	$112,608

Earnings per common share on net income:
Basic	$0.99	$0.44	$1.75	$1.04

Diluted	$0.99	$0.44	$1.74	$1.03

Pro forma earnings per common share on pro forma net income:
Pro forma basic	$0.83	$0.60	$1.66	$1.19

Pro forma diluted	$0.83	$0.60	$1.66	$1.19

Weighted average common shares outstanding:
Basic	94,791,000	94,450,000	94,786,000	94,450,000

Diluted	94,947,000	94,798,000	94,981,000	94,784,000

	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007
Trading Days	64	61	64	63	63

Average Daily Volume (round turns, in thousands)

	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007
NYMEX Floor	222	237	229	229	257
NYMEX Electronic	865	814	704	687	608
COMEX Floor	39	48	42	36	42
COMEX Electronic	172	205	147	114	101
NYMEX ClearPort	418	463	310	351	309
Other	96	104	107	74	79

Total	1,812	1,871	1,539	1,491	1,396

Gross Clearing and Transaction Revenue (in thousands)

	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007
NYMEX Floor	$22,798	$23,040	$21,517	$20,824	$19,966
NYMEX Electronic	72,198	65,695	54,243	54,285	50,520
COMEX Floor	4,247	4,787	3,948	3,072	3,249
COMEX Electronic	18,834	20,373	14,572	10,786	9,791
NYMEX ClearPort	50,925	53,375	38,217	46,905	44,281
Other	11,398	11,780	12,433	9,387	9,583

Total	$180,400	$179,051	$144,930	$145,259	$137,390

Net Rates Per Contract

	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007
NYMEX Floor	$1.60	$1.59	$1.47	$1.45	$1.23
NYMEX Electronic	1.03	1.05	0.92	0.97	1.02
COMEX Floor	1.71	1.64	1.46	1.34	1.24
COMEX Electronic	1.43	1.36	1.26	1.16	1.19
NYMEX ClearPort	1.57	1.50	1.51	1.67	1.72
Other	1.85	1.85	1.81	2.02	1.92

Total Net RPC	1.32	1.32	1.23	1.28	1.29

Direct Cost	0.23	0.25	0.24	0.27	0.28

Gross RPC	$1.56	$1.57	$1.47	$1.55	$1.56

Note: any differences in above tables are due to rounding